BESTNET COMMUNICATIONS ANNOUNCES NEW AUDITORS

TUCSON,  ARIZ. - OCTOBER 19, 2000 - BestNet  Communications (OTC Bulletin Board:
BESC), the leading provider of Internet-enabled international long distance services, today announced a change in official auditors. Effective immediately, Semple & Cooper LLP, a member of the worldwide BDO Seidman Alliance, will assume the responsibilities of independent financial auditors for BestNet, which trades on the OTC Bulletin Board under the symbol BESC.

Semple & Cooper LLP is a Phoenix, Arizona-based full-service professional accounting firm that specializes in representing small public companies, and has proven experience in the high-technology sector.

"BestNet is very excited about its new relationship with Semple & Cooper LLP, which offers us the best of both worlds: a small technology focused firm with a strong track record of providing high-quality, personalized service to its clients, as well as the strength of the BDO Seidman alliance, making it part of the top 8 accounting firms in North America," said Gerald Quinn, President and CEO, BestNet Communications Corp. "We believe that Semple & Cooper is a great fit and a good strategic partner for us, with locations in the centers where BestNet currently is or plans to be, providing consistent financial leadership and advice as BestNet expands in North America and globally."

ABOUT BESTNET COMMUNICATIONS CORP.

BestNet Communications is a Web-based telephony company, offering advanced communications services and products to businesses and individuals worldwide. The company provides customers access to its network, using international, standards-based Internet and telephony architecture deployed through its points of presence, located in Canada and the United States. Bestnetcall.com is the industry's first Internet-enabled long distance service, which combines global Internet access and control with the Public Switched Telephone Network (PSTN). The BestNet Call System provides toll quality, global access, low rates, real-time billing and call management features - all without a requirement for special software or hardware. To learn more about Bestnetcall, visit the Web site at www.bestnetcall.com. For corporate information about BestNet Communications Corp., visit www.bestnetcom.com.

For media relations, contact:
Mia Wedgbury
High Road Communications
Tel: 416-368-8348, ext. 222
mwedgbury@highroad.com